Calculation of Filing Fee Tables

FORM S-3
(Form Type)

PHUNWARE, INC.
(Exact Name of Registrant as Specified in its Charter)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1) (2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.0001 per share
	Equity	Preferred Stock, par value of $0.0001 per share
	Other	Warrants to purchase Common Stock
	Other	Units
	Unallocated (Universal) Shelf	(2)	457(o)	N/A	N/A	$200,000,000	$92.70	$18,540
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	Total Offering Amounts					$200,000,000		$18,540
	Total Fees Previously Paid							$—
	Total Fees Offset							$—
	Net Fee Due							$18,540

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover an indeterminate number of additional shares of Common Stock to be offered or issued from stock splits, stock dividends or similar transactions.
(2)	There are being registered hereunder such indeterminate number of shares of Common Stock, such indeterminate number of shares of Preferred Stock, such indeterminate number of Warrants to purchase Common Stock and such indeterminate number of Units as shall have an aggregate initial offering price not to exceed $200,000,000. Any securities registered hereunder may be sold separately or in combination with the other securities registered hereunder.